Exhibit 99.1

SITIO ROYALTIES ANNOUNCES HIGHLY ACCRETIVE PERMIAN BASIN ACQUISITIONS

Adds 31,900 NRAs, bringing Company’s total to 173,700 NRAs

Issues financial and operational guidance for second half of 2022

DENVER, Colorado—June 27, 2022— Sitio Royalties Corp. (NYSE: STR) (“Sitio” or the “Company”) today announced it has (i) completed the acquisition of over 19,700 net royalty acres (“NRAs”) in the Permian Basin from Foundation Minerals, a Midland-based portfolio company of Quantum Energy Partners, for approximately $323 million (the “Foundation Acquisition”) and (ii) entered into a definitive purchase and sale agreement to acquire over 12,200 NRAs in the Permian Basin from Momentum Minerals, a Houston-based portfolio company of funds and accounts managed or advised by affiliates of Apollo Global Management, for approximately $224 million (the “Momentum Acquisition” and together with the Foundation Acquisition, the “Acquisitions”). The Foundation Acquisition was funded utilizing borrowings under the Company’s credit facility and proceeds from a 364-day unsecured bridge loan facility, and the Momentum Acquisition is expected to be funded utilizing debt financing and close in the third quarter of 2022, subject to customary closing conditions.

In conjunction with the Acquisitions and consistent with the Company’s strategy of protecting returns in times of above mid-cycle pricing, Sitio also entered into crude oil and natural gas derivative contracts to enhance the certainty of cash flows and protect against adverse commodity price fluctuations.

ACQUISITION HIGHLIGHTS

•	Continuation of Sitio’s strategy of consolidation of large-scale, high-quality mineral and royalty positions

•	Accretive to shareholders by approximately 15% on a cash flow per share basis

•

Expected to add approximately 15% to the Company’s second half 2022 dividends per share at current commodity strip pricing, assuming a 65% dividend payout ratio per Sitio’s previously announced capital allocation framework as compared to the Company’s second half 2022 dividends per share had the Acquisitions not been consummated

•	Cash G&A per barrel of oil equivalent (“boe”) expected to decrease by approximately 14% to $2.31 from pro forma 1Q 2022 to the second half of 2022 based on the midpoint of guidance range

•	Increases expected second half 2022 production by approximately 3,500 boe/d and increases net line of sight inventory wells[1] by more than 30%

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Represents fourth and fifth transactions in excess of 10,000 NRAs closed or signed since June of 2021, during which time the Company has grown its acreage position more than 300%, acquiring over 100,000 NRAs

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Increases acreage 24,500 NRAs in the Delaware Basin and approximately 7,400 NRAs in the Midland Basin, resulting in a 30% increase in Sitio’s Permian Basin assets and a 22% increase in Sitio’s total acreage to more than 173,000 NRAs

•	Expands footprint in Eddy, Lea, Loving, Martin and Midland counties by approximately 13,200 NRAs, or approximately 160%

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Provides exposure to a diversified set of high-quality and active operators, including Coterra Energy, Colgate Energy, ConocoPhillips, Devon Energy, ExxonMobil, Occidental Petroleum and Pioneer Natural Resources

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Pro forma leverage upon closing of both Acquisitions expected to be approximately 1.5x; STR expects pro forma leverage to return to 1.0x or less by year-end 2023 based on current strip pricing for oil and gas

[1]	Line of sight inventory wells are wells that have been either spud or permitted.

Chris Conoscenti, Chief Executive Officer of Sitio commented, “We are excited to announce these highly accretive acquisitions in the Permian Basin and continued execution of our returns-focused, large-scale mineral and royalty consolidation strategy. We expect our shareholders to significantly benefit from efficiencies due to the increased scale of the Company and a substantial increase to our dividend. These acquisitions are the latest in a series of transactions in excess of 10,000 NRAs since June of 2021, building on our track record of executing value-additive M&A and further cementing our position as the top consolidator in the space.”

Noam Lockshin, Chairman of the Sitio Board of Directors said, “We believe that the mineral and royalty sector is ripe for consolidation and are proud to announce these highly accretive acquisitions soon after completing the Falcon Minerals merger and rebranding the Company to Sitio. The acquired assets are in highly valued areas of the Permian Basin, meaningfully increasing our line of sight to strong production growth in the near-term and providing substantial remaining inventory.”

SECOND HALF 2022 FINANCIAL AND OPERATIONAL GUIDANCE

In connection with the acquisitions, Sitio is providing operational and financial guidance for the second half of 2022.

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Before incorporating the Acquisitions into 2H 2022 guidance, the Company expects 2H 2022 production volumes to increase by approximately 7% at the midpoint compared to previous guidance for 1H 2022 issued in January 2022.

•	Below is operational and financial guidance for the Company after giving effect to the Acquisitions:

2H 2022 Guidance
Production (Mboe/d)	18.0 - 19.0
% oil	50% - 53%
Expenses and taxes
Gathering, transportation and marketing ($ / boe)	$1.25 - $1.75
Production & ad valorem taxes (% of revenue)	7% - 9%
Cash tax rate(1)	3% - 5%
Annual cash G&A ($ mm)	$15.0 - $16.5

(1)	Percent of pre-tax income attributable to Sitio Royalties Corp.

HEDGING UPDATE

Sitio entered into derivative contracts in connection with each cash acquisition beginning in the second quarter of 2022. The company’s oil and gas derivatives as of June 27, 2022 are summarized below:

	Oil (NYMEX WTI)
	2H22	2023	2024	1H25
Swaps
Total volume (bbls)	404,800	1,113,250	1,207,800	199,100
Average price ($/bbl)	$106.31	$93.71	$82.66	$74.65
Collars
Total volume (bbls)	—	—	—	362,000
Average call ($/bbl)	—	—	—	$93.20
Average put ($/bbl)	—	—	—	$60.00
	Gas (NYMEX Henry Hub)
	2H22	2023	2024	1H25
Swaps
Total volume (mmbtu)	92,000	182,500	183,000	—
Average price ($/mmbtu)	$4.63	$3.83	$3.41	—
Collars
Total volume (mmbtu)	1,104,000	3,102,500	4,172,400	2,099,600
Average call ($/mmbtu)	$9.69	$7.93	$7.24	$10.34
Average put ($/mmbtu)	$6.00	$4.82	$4.00	$3.31

Additional Information

Sitio has posted an updated investor presentation to the investor relations tab of its website, and will hold an investor call on June 27, 2022 at 8:30 a.m. ET to discuss details of the Acquisitions. Participants can access the call by dialing 1-844-200-6205 in the United States or 1-929-526-1599 in other locations with access code 299158. The call will also be available via webcast at https://events.q4inc.com/attendee/728055855.

About Sitio Royalties Corp.

Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to shareholders and reinvested, Sitio has accumulated over 173,000 net royalty acres (“NRAs,” when normalized to a 1/8th royalty equivalent) through the consummation of over 180 acquisitions to date, after giving effect to the completion of the Momentum Acquisition. More information about Sitio, including an updated investor presentation, is available at www.sitio.com.

Forward Looking Statements

This presentation relates to Sitio Royalties Corp. (the “Company” or “Sitio”) and its (i) completion of the acquisition of over 19,700 net royalty acres (“NRAs”) in the Permian Basin from Foundation Minerals (the “Foundation Acquisition”) and (ii) entry into a definitive purchase and sale agreement to acquire over 12,200 NRAs in the Permian Basin from Momentum Minerals (the “Momentum Acquisition” and together with the Foundation Acquisition, the “Acquisitions”). This presentation contains statements that may constitute “forward-looking statements” for purposes of federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company’s expected benefits of the Acquisition, including with respect to the Company’s expected results of operations, cash flows, financial position and future dividends; as well as future plans, expectations, and objectives for the Company’s operations, including statements about strategy, synergies, future operations, financial position, prospects, and plans. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations and predictions. See “Risk Factors” in Falcon Minerals Corporation’s (“Falcon”) definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 5, 2022 for a discussion of risk factors related to the merger between Falcon and Desert Peak Minerals (“Desert Peak”) and Desert Peak’s business. See also Part I, Item 1A “Risk Factors” in Falcon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Part II, Item 1A “Risk Factors” in Falcon’s Quarterly Reports on Form 10-Q , each filed with the SEC for a discussion of risk factors that affect Falcon’s business, and the “Risks Factors Relating to Desert Peak” described in the Current Report on Form 8-K filed on June 10, 2022. Any forward-looking statement made in this presentation speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Sitio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

IR contact:

Ross Wong

(720) 640–7647

IR@sitio.com

Media contact:

Daniel Yunger or Hallie Wolff

Kekst CNC

Kekst-Sitio@kekstcnc.com

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